CUSIP NO. 04317A107

EXHIBIT 1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of July 29, 2024, is by and among GC Corp., GC Cell Corporation and Yong-Jun Huh (the foregoing are collectively referred to herein as the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G and/or 13D with respect to common stock, par value $0.0001 per share of Artiva Biotherapeutics, Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week’s prior written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

GC Corp.

By:	/s/ Yong-Jun Huh
Name: Yong-Jun Huh
Title: Chief Executive Officer

GC Cell Corporation

By:	/s/ James Park
Name: James Park
Title: Chief Executive Officer

YONG-JUN HUH

/s/ Yong-Jun Huh